Exhibit 99.1

The TJX Companies, Inc. Reports Q4 and Full Year FY21 Results; Reports Above-Plan Q4 Overall Open-Only Comp Store Sales of Down 3%; Plans to Declare Quarterly Dividend at Current Rate in the First Quarter of Fiscal 2022

  Reported Q4 FY21 net sales of $10.9 billion, which reflects the negative impact of temporary store closures for approximately 13% of the quarter
  Q4 FY21 overall open-only comp store sales decreased 3%, which was well above the Company’s plans
  Q4 FY21 diluted earnings per share were $.27, which includes a debt extinguishment charge of $.18 per share and a higher tax rate in the fourth quarter that negatively impacted EPS by an additional $.05
  The Company estimates that its temporary store closures in Europe and Canada negatively impacted fourth quarter sales by approximately $950 million to $1.05 billion and EPS by approximately $.18 to $.21 (see below)
  Reported FY21 net sales of $32.1 billion, which reflects the negative impact of temporary store closures for approximately 24% of the year
  FY21 overall open-only comp store sales decreased 4%, which was above the Company’s plans
  FY21 diluted earnings per share were $.07, which includes a debt extinguishment charge of $.19 per share
  Generated FY21 operating cash flow of $4.6 billion
  Declared the previously announced Q4 FY21 dividend at an increased rate of $.26 per share; Announces plans to declare a quarterly dividend at the current rate in the first quarter of Fiscal 2022, subject to Board approval

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 24, 2021--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the fourth quarter ended January 30, 2021. Net sales for the fourth quarter of Fiscal 2021 were $10.9 billion. Overall open-only comp store sales (defined below) were down 3% versus last year. Net income for the fourth quarter was $326 million. Diluted earnings per share were $.27, which includes a debt extinguishment charge (described below) of $.18 per share. The Company’s higher tax rate in the fourth quarter of Fiscal 2021 resulted in a decrease in earnings per share of $.05 compared to the prior year. The higher tax rate was primarily due to the Company shifting to a year-to-date net income position in the fourth quarter and the related impact of the jurisdictional mix of profits and losses.

The Company’s results for the fourth quarter of Fiscal 2021 were negatively impacted by the temporary closure of some of its stores due to the COVID-19 global pandemic. Although the Company’s stores in the U.S. were generally open the entire fourth quarter, stores in Europe were closed for approximately 63% of the fourth quarter and stores in Canada were closed for about 32% of the quarter. In total, the Company had stores closed for approximately 13% of the fourth quarter due to the COVID-19 global pandemic (see table below). The Company estimates that these European and Canadian closures may have resulted in approximately $950 million to $1.05 billion in lost sales during the fourth quarter of Fiscal 2021. This range of estimated lost sales assumes all European and Canadian stores operated at similar open-only comp store sales trends as the third and fourth quarters of Fiscal 2021, respectively. Based on management’s estimate of profit dollars on this range of lost sales, the Company estimates that fourth quarter Fiscal 2021 earnings per share were negatively impacted by approximately $.18 to $.21.

For the full year Fiscal 2021, net sales were $32.1 billion. Fiscal 2021 overall open-only comp store sales were down 4% versus last year. Net income was $90 million. Diluted earnings per share were $.07, which includes a debt extinguishment charge (described below) of $.19 per share. The Company’s results for Fiscal 2021 were negatively impacted by the temporary closure of its stores for approximately 24% of the year due to the COVID-19 global pandemic (see table below).

Q4 FY21 and Full Year Fiscal 2021 Store Closures by Region (in percent of store days closed)

Region	Q4 FY21	Fiscal 2021
U.S.	0%	20%
Canada	32%	29%
Europe	63%	38%
Australia	1%	23%
Total TJX	13%	24%

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “As we report our 2020 results, I want to thank our global Associates for their extraordinary efforts during an unprecedented year. They pulled together and worked as ‘One TJX,’ and I am especially proud of their commitment to the health and safety protocols for our Associates and customers. I want to give special recognition to our store, distribution, and fulfillment center Associates who have been physically coming in to work to keep our business open. I could not be prouder of our teams around the world who achieved monumental tasks in the face of a global pandemic in 2020.”

Herrman continued, “In terms of the business results, I am very pleased that our fourth quarter open-only comp store sales were down only 3%, exceeding our plans. Our brands, values, and exciting gift assortments resonated with customers, and we achieved these results despite numerous COVID-related headwinds. Overall open-only comp store sales improved each month of the quarter and were positive in January. Further, open-only comp store sales exceeded our plans across each of our divisions, including at HomeGoods which once again delivered a double-digit increase. We also saw continued strength in our home and beauty departments. As we start the new fiscal year, while uncertainty around COVID-19 remains, we feel very good about the strength of the business and our market share opportunities beyond the health crisis. We are convinced that our entertaining, treasure hunt shopping experience, our differentiated, branded merchandise selections, and value proposition will continue to resonate with consumers. We see many opportunities to leverage our flexible business model, gain more customers, and continue driving the successful growth of TJX for many years ahead.”

Margins

For the fourth quarter of Fiscal 2021, the Company’s consolidated pretax profit margin was 4.6%, which includes a 2.9 percentage point negative impact due to a debt extinguishment charge (described below) of $312 million. The Company’s merchandise margin was up versus the prior year.

For the full year Fiscal 2021, the Company’s consolidated pretax profit margin was 0.3%, which includes a 1.0 percentage point negative impact due to a debt extinguishment charge (described below) of $312 million in the fourth quarter.

Debt Extinguishment Charge

On November 30, 2020, the Company completed the issuance and sale of $500 million aggregate principal amount of 1.15%, 7.5-year notes and $500 million aggregate principal amount of 1.60%, 10.5-year notes. The Company used the proceeds to fund its cash tender for $364.50 million of its 4.50% notes and $754.15 million of its 3.875% notes on December 4, 2020, prior to their scheduled maturities of April 15, 2050 and April 15, 2030 respectively. The total charge for the early extinguishment of this debt reduced fourth quarter and full year Fiscal 2021 pretax income by $312 million.

Cash and Dividend Update

The Company generated $4.6 billion of operating cash flow for the full year Fiscal 2021 and ended the year with $10.5 billion of cash. The Company declared a quarterly dividend in the fourth quarter of Fiscal 2021 at an increased rate of $.26 per share. This represented a 13% increase in the per share dividend compared to the Company’s previous dividend paid in March 2020. The Company expects to declare a dividend of $.26 per share in the first quarter quarter of Fiscal 2022, subject to Board approval.

Temporary Store Closings

The Company currently has approximately 690 stores that are temporarily closed due to government mandates in response to the COVID-19 global pandemic. The vast majority of these stores are located in Europe, where the Company expects stores will be temporarily closed for an estimated 67% of the first quarter of Fiscal 2022. In total, based on restrictions currently in place, the Company expects its stores to be closed for approximately 11% of the first quarter of Fiscal 2022. All of the Company’s e-commerce businesses remain open, including tkmaxx.com in the U.K.

Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales is not applicable this quarter and for Fiscal 2021. In order to provide a performance indicator for its stores as they reopen, the Company has been temporarily reporting a new sales measure: open-only comp store sales. Open-only comp store sales includes stores initially classified as comp stores at the beginning of Fiscal 2021 that have had to temporarily close due to the COVID-19 pandemic. This measure reports the sales increase or decrease of these stores for the days the stores were open in the current period against sales for the same days in the prior year.

Sales by Business Segment

The Company’s open-only comp store sales and net sales by division, in the fourth quarter and full year, were as follows:

	Fourth Quarter Open-Only Comp Store Sales[1,2]	Fourth Quarter Net Sales ($ in millions)[3,4]
		FY2021	FY2020

Marmaxx (U.S.)[5,6]	-7%	$6,921	$7,402
HomeGoods (U.S.)[7]	+12%	$2,225	$1,952
TJX Canada	-4%	$837	$1,135
TJX International (Europe & Australia)	+2%	$961	$1,718

TJX	-3%	$10,943	$12,206
	Full Year Open-Only Comp Store Sales[1,2]	Full Year Net Sales ($ in millions)[3,4]
		FY2021	FY2020

Marmaxx (U.S.)[5,6]	-7%	$19,363	$25,665
HomeGoods (U.S.)[7]	+13%	$6,096	$6,356
TJX Canada	-8%	$2,836	$4,031
TJX International (Europe & Australia)	-2%	$3,842	$5,665

TJX	-4%	$32,137	$41,717

[1]Open-only comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [2]Open-only comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, sierra.com, and tkmaxx.com) and include Sierra stores. [3]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. [4]Figures may not foot due to rounding. [5]Combination of T.J. Maxx and Marshalls. [6]Net sales include Sierra’s e-commerce and store sales. [7]Includes Homesense stores in the U.S.

Inventory

Total inventories as of January 30, 2021, were $4.3 billion, compared with $4.9 billion at the end of the prior fiscal year. Overall product availability in the marketplace remains excellent and the Company continues to focus its buying towards the categories that have had the strongest demand. The Company is well positioned to deliver a fresh assortment of merchandise to its stores and e-commerce sites throughout the spring season.

Outlook

For the first three weeks of the first quarter of Fiscal 2022, overall open-only comp store sales trends were better than the fourth quarter of Fiscal 2021, despite unfavorable weather in the U.S. In the periods before and after the unfavorable weather, overall open-only comp store sales were positive. In the first quarter of Fiscal 2022, the Company expects total sales, pretax margin, and earnings per share to be negatively impacted from the temporary store closings described above. Due to the continued uncertainty of the current environment and the difficulty in forecasting the impact of the global pandemic on temporary store closures and consumer behavior, demand, and traffic, the Company is not providing financial guidance at this time.

Stores by Concept

During the fiscal year ended January 30, 2021, the Company increased its store count by 43 stores to a total of 4,572 stores and increased square footage by 1% over the same period last year. The Company’s slower pace of store growth in Fiscal 2021 was due to a reduction of capital spending in response to the global pandemic. The majority of new store openings planned for Fiscal 2021 were delayed until Fiscal 2022.

	Store Locations[1]		Gross Square Feet[2]
	FY21		FY21
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,273	1,271	34.9	34.8
Marshalls	1,130	1,131	32.4	32.4
HomeGoods	809	821	18.8	19.1
Sierra	46	48	1.0	1.0
Homesense	32	34	0.9	0.9
In Canada:
Winners	279	280	7.6	7.7
HomeSense	137	143	3.1	3.3
Marshalls	97	102	2.6	2.7
In Europe:
T.K. Maxx	594	602	16.7	16.9
Homesense	78	78	1.5	1.5
In Australia:
T.K. Maxx	54	62	1.2	1.3

TJX	4,529	4,572	120.7	121.6
[1]Store counts above include both banners within a combo or a superstore. Includes stores that were or are temporarily closed due to COVID-19.
[2]Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of January 30, 2021, the end of the Company’s fiscal year, the Company operated a total of 4,572 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and four e-commerce sites. These include 1,271 T.J. Maxx, 1,131 Marshalls, 821 HomeGoods, 48 Sierra, and 34 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com in the United States; 280 Winners, 143 HomeSense, and 102 Marshalls stores in Canada; 602 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 62 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Fourth Quarter and Full Year Fiscal 2021 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s fourth quarter and full year Fiscal 2021 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, March 3, 2021, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; economic conditions and consumer spending; the ongoing COVID-19 global pandemic and associated containment and remediation efforts; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; serious disruptions or catastrophic events and adverse or unseasonable weather; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; disproportionate impact of disruptions in the second half of the fiscal year; cash flow; inventory or asset loss; tax matters; real estate activities; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020

Net sales	$10,943,210	$12,206,462	$32,136,962	$41,716,977

Cost of sales, including buying and occupancy costs	7,882,575	8,741,805	24,533,815	29,845,780
Selling, general and administrative expenses	2,193,101	2,135,329	7,020,917	7,454,988
Loss on early extinguishment of debt	312,233	—	312,233	—
Interest expense, net	47,163	3,053	180,734	10,026

Income before income taxes	508,138	1,326,275	89,263	4,406,183
(Provision) benefit for income taxes	(182,615)	(341,485)	1,207	(1,133,990)

Net income	$325,523	$984,790	$90,470	$3,272,193

Diluted earnings per share	$0.27	$0.81	$0.07	$2.67

Cash dividends declared per share	$0.26	$0.23	$0.26	$0.92

Weighted average common shares – diluted	1,219,479	1,219,365	1,214,703	1,226,519

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	January 30, 2021	February 1, 2020

ASSETS
Current assets:
Cash and cash equivalents	$10,469.6	$3,216.8
Accounts receivable and other current assets	896.1	754.3
Merchandise inventories	4,337.4	4,872.6
Federal, state and foreign income taxes recoverable	36.2	47.0

Total current assets	15,739.3	8,890.7

Net property at cost	5,036.1	5,325.0

Operating lease right of use assets	8,990.0	9,060.3
Goodwill	99.0	95.5
Other assets	949.2	773.5

TOTAL ASSETS	$30,813.6	$24,145.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,823.4	$2,672.6
Accrued expenses and other current liabilities	3,553.0	3,066.5
Current portion of operating lease liabilities	1,677.6	1,411.2
Current portion of long-term debt	749.7	—

Total current liabilities	10,803.7	7,150.3

Other long-term liabilities	1,063.9	851.1
Non-current deferred income taxes, net	37.2	142.2
Long-term operating lease liabilities	7,743.2	7,816.6
Long-term debt	5,332.9	2,236.6

Shareholders’ equity	5,832.7	5,948.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,813.6	$24,145.0

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$90.5	$3,272.2
Depreciation and amortization	870.8	867.3
Loss on early extinguishment of debt	312.2	—
Loss on property disposals and impairment charges	83.8	16.1
Deferred income tax (benefit)	(230.7)	(6.2)
Share-based compensation	58.5	125.0
(Increase) in accounts receivable and other assets	(128.5)	(60.1)
Decrease (increase) in merchandise inventories	588.8	(296.5)
Decrease (increase) in income taxes recoverable	10.7	(34.2)
Increase in accounts payable	2,111.2	29.3
Increase in accrued expenses and other liabilities	637.3	217.4
Increase in net operating lease liabilities	200.2	29.6
Other	(42.9)	(93.2)
Net cash provided by operating activities	4,561.9	4,066.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(568.0)	(1,223.1)
Investment in Familia	—	(230.2)
Purchase of investments	(29.1)	(28.8)
Sales and maturities of investments	18.5	12.7
Other	—	7.4
Net cash (used in) investing activities	(578.6)	(1,462.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on revolving credit facilities	(1,000.0)	—
Proceeds from long-term debt including revolving credit facilities	5,986.9	—
Payments of long-term debt and extinguishment expenses	(1,418.3)	—
Payments for debt issuance expenses	(42.4)	—
Payments for repurchase of common stock	(201.5)	(1,552.0)
Proceeds from issuance of common stock	211.2	232.1
Cash dividends paid	(278.3)	(1,071.6)
Other	(29.3)	(23.4)
Net cash provided by (used in) financing activities	3,228.3	(2,414.9)

Effect of exchange rate changes on cash	41.2	(3.2)

Net increase in cash and cash equivalents	7,252.8	186.6
Cash and cash equivalents at beginning of year	3,216.8	3,030.2

Cash and cash equivalents at end of year	$10,469.6	$3,216.8

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales:
In the United States:
Marmaxx	$6,920,701	$7,402,361	$19,362,573	$25,664,805
HomeGoods	2,224,758	1,951,658	6,096,237	6,355,770
TJX Canada	836,706	1,134,689	2,836,088	4,031,406
TJX International	961,045	1,717,754	3,842,064	5,664,996
Total net sales	$10,943,210	$12,206,462	$32,136,962	$41,716,977

Segment profit (loss):
In the United States:
Marmaxx	$835,308	$998,172	$891,180	$3,469,794
HomeGoods	274,480	241,581	509,562	680,520
TJX Canada	22,839	130,046	124,143	515,559
TJX International	(200,315)	128,738	(503,618)	307,081
Total segment profit	932,312	1,498,537	1,021,267	4,972,954

General corporate expense	64,778	169,209	439,037	556,745
Loss on early extinguishment of debt	312,233	—	312,233	—
Interest expense, net	47,163	3,053	180,734	10,026
Income before income taxes	$508,138	$1,326,275	$89,263	$4,406,183

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  In December 2019, a novel coronavirus ("COVID-19") emerged and spread worldwide. The World Health Organization declared COVID-19 a pandemic in March 2020, resulting in federal, state and local governments and private entities mandating various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories and quarantine or isolation protocols for those who may have been exposed to the virus. In March 2020, the Company temporarily closed all of its stores, its online businesses, its distribution centers and its offices, with Associates working remotely where possible. In May 2020, the Company began reopening stores and by the end of the second quarter, more than 4,500 of the Company’s worldwide stores, and each of its online businesses had reopened. In response to increasing cases of COVID-19 a number of our stores have temporarily closed again. As of February 23, 2021, the Company had approximately 690 stores temporarily closed in Europe and Canada due to local government mandates in response to the ongoing global pandemic. The vast majority of these stores are located in Europe, and the Company expects these stores will temporarily be closed for a significant portion of the first quarter of Fiscal 2022. The Company’s tkmaxx.com e-commerce business in the U.K. remains open. These and other factors have had and may continue to have a material impact on our business, results of operations, financial position and cash flows.
  The Company has taken several steps to further strengthen our financial position and balance sheet, and maintain financial liquidity and flexibility, including suspending our share repurchase program, reviewing operating expenses, evaluating, and in some cases, extending merchandise payment terms, reducing capital expenditures, negotiating rent deferrals for a significant number of stores and not declaring a dividend in the first nine months of fiscal 2021. In April 2020 the Company issued $4.0 billion in aggregate principal long-term debt. In August 2020, the Company increased its borrowing capacity under revolving credit facilities with a new $500 million facility, making a total of $1.5 billion available to the Company. Additionally, during the fourth quarter, the Company issued $1.0 billion in aggregate long-term debt and accepted for purchase $1.1 billion in combined aggregate principal amount of certain of its notes issued on April 1, 2020 pursuant to cash tender offers. The Company paid $1.4 billion aggregate consideration (including transaction costs) and recorded a $312 million pre-tax loss on the early extinguishment for the accepted notes.
  While the Company's Board of Directors did not declare a dividend in the first nine months of fiscal 2021, the Board of Directors declared a dividend of $0.26 per share in the fourth quarter of fiscal 2021, payable in March 2021.
  Prior to the suspension of the share buyback program during the first quarter of fiscal 2021, TJX repurchased and retired 3.2 million shares of its common stock at a cost of $190 million on a "trade date" basis. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases. As of January 30, 2021, the Company had approximately $3.0 billion available under previously announced stock repurchase programs.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323